"EX-99.770 - Transactions effected pursuant to Rule 10f-3"

Name of Fund:                           GS Real Estate Securities Fund

Name of Underwriter Purchased From:     Warburg, Morgan Stanley, Merrill Lynch

Name of Underwriting syndicate members: Merrill Lynch, Goldman, Sachs & Co.,
                                        Morgan Stanley, UBS Warburg, Legg Mason
                                        Wood Wlaker, Wachovia Securities

Name of Issuer:                         Heritage Property

Title of Security:                      Heritage Property

Date of First Offering:.                4/23/02

Dollar Amount Purchased:                $1,250,000

Number of Shares Purchased:             50,000

Price Per Unit:                         $25.00

Resolution approved:              Approved at the July 31, 2003 Board Meeting.

         RESOLVED, that, in reliance upon the written report provided by Goldman, Sachs & Co. ("Goldman Sachs") to the Trustees all purchases made during the fiscal quarter ended April 30, 2003 for the fixed income funds; November 30, 2001 and May 31, 2003 for the equity Funds; and June 30, 2003 for the money market and specialty funds, on behalf of the Goldman Sachs Trust of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.